Exhibit 99.1

Newell Rubbermaid Announces Solid Third Quarter Results
» 2014 and 2015 Full Year Guidance reaffirmed
» Next phase of Project Renewal restructuring approved
» Intention to sell Endicia® online postage business announced

Third Quarter Executive Summary
» 2.7 percent core sales growth, excluding foreign currency and the impact of acquisitions; 1.3 percent net sales growth including 60 basis points from Ignite acquisition
» 39.2 percent normalized gross margin compared to 37.8 percent in the prior year; 38.8 percent reported gross margin compared to 37.7 percent in the prior year
» $0.58 normalized EPS compared to $0.52 in the prior year, an 11.5 percent increase despite significantly increased advertising investment and $0.05 of adverse foreign currency impact
» $0.44 reported EPS compared to $0.66 in the prior year which included a $0.26 one-time gain on disposal of Hardware business
» Repurchased 3.3 million shares at a cost of $103.9 million
» Announced next phase of Project Renewal to capture an incremental annualized $200 million in savings over three years at a cost of approximately $200 million
» Completed acquisition of Ignite Holdings, LLC and announced acquisition of bubba brands, inc., which closed in October

»    Announced intention to divest Endicia online postage business and Calphalon® retail outlet stores and kitchen electrics businesses; statements of operations data presented for both current and prior year periods reflect these businesses as discontinued operations

ATLANTA, October 31, 2014 - Newell Rubbermaid (NYSE: NWL) today announced its third quarter 2014 financial results.

“We delivered another solid quarter with good sales growth and strong earnings,” said Michael Polk, Newell Rubbermaid’s President and Chief Executive Officer. “Our strategy of accelerating advertising and promotion in support of our brands is working, delivering third quarter core sales growth of over 7 percent on our key Writing, Commercial Products and Tools segments and normalized earnings per share growth for the total company of over 11 percent. Since we began to significantly increase brand support in the second quarter of 2014, our global core growth has been 3.7 percent, despite exiting certain markets and product lines in Europe and pulling back on less profitable volume in North America.”

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

“We have also made good progress on our cost structure, with Project Renewal on track to achieve over $270 million of cumulative annualized savings by the middle of 2015. Today, we announced the expansion of Project Renewal, which is designed to capture an incremental $200 million in savings by the end of 2017 in the areas of procurement, manufacturing, distribution, and further overhead reduction. We plan to deliver these savings by significantly reducing the complexity in our business and simplifying the way we bring our products to market. We plan to invest these new savings in strengthened capabilities and behind our brands in the fast growing emerging markets of Latin America and Asia."

Mr. Polk further commented, “Beyond delivering solid results and making Newell Rubbermaid a leaner, more nimble company, we have also taken steps to strengthen our portfolio. We completed the acquisitions of both Ignite Holdings and bubba brands which combined will generate full year 2014 net sales of more than $175 million in one of the fastest growing consumer durables categories in North America. The combination of the acquired Contigo®, Avex® and bubba® brands with Rubbermaid® establishes our company as the leader across the key channels in the U.S. on-the-go hydration and thermal bottle market. We continue to actively manage our existing portfolio by focusing our investment on our most strategically important segments, reducing activities with marginal profitability and exiting certain businesses and markets. In this context, today we announced our intention to sell our Endicia online postage business. These actions strengthen our portfolio and sharpen our focus, making Newell Rubbermaid a faster growing, higher margin, and more profitable company.”

Third Quarter 2014 Operating Results

Net sales in the third quarter were $1.48 billion compared with $1.47 billion in the prior year. Core sales grew 2.7 percent, excluding 200 basis points of negative foreign currency impacts and 60 basis points from the Ignite acquisition.

Reported gross margin was 38.8 percent, a 110 basis point improvement versus prior year.

Normalized gross margin was 39.2 percent, a 140 basis point improvement versus prior year, as the benefits of pricing, productivity and favorable segment mix more than offset input cost inflation and the impact of negative foreign currency.

Third quarter reported operating margin was 11.7 percent compared with 12.2 percent in the prior year. Reported operating income was $173.2 million versus $178.5 million.

Normalized operating margin declined 50 basis points to 14.3 percent compared with 14.8 percent in the prior year, despite a 190 basis point increase in SG&A largely related to increased advertising and promotion support at Back-to-School. Normalized operating income was $212.9 million compared with the prior year’s $216.6 million.

The reported tax rate was 18.7 percent versus 24.6 percent in the prior year period. The normalized tax rate was 19.5 percent compared with 24.3 percent in the prior year due to the recognition of certain discrete tax benefits.

Normalized net income was $159.2 million, compared with $151.5 million in the prior year. Normalized diluted earnings per share were $0.58, an 11.5 percent increase versus $0.52 in the prior year. The improvement was primarily attributable to increased sales, gross margin expansion, a lower normalized tax rate, and the positive impact of fewer outstanding shares, partially offset by negative foreign currency impacts and a significant increase in Back-to-School advertising and promotion support.

Reported diluted earnings per share were $0.44, compared with the prior year’s $0.66 per diluted share. Reported net income was $122.3 million, compared with $193.3 million in the prior year. The year over year decline in reported diluted earnings per share was primarily attributable to the absence of a 2013 gain on sale of the company’s Hardware business, negative impact from foreign currency, and a significant increase in Back-to-School advertising and promotion support, partially offset by increased sales, gross margin expansion, lower restructuring costs, a lower tax rate, and the positive impact of fewer outstanding shares.

Operating cash flow was $339.2 million compared with $360.8 million in the prior year period.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Third Quarter 2014 Operating Segment Results

Writing net sales for the third quarter were $453.2 million, a 2.5 percent increase compared to prior year. Core sales increased 8.3 percent primarily driven by increased advertising and promotion support of Back-to-School, strong innovation and positive pricing in Latin America. About $15 million in net sales was pulled forward from the fourth quarter in anticipation of the company’s planned October SAP implementation in Mexico and Venezuela, offsetting the adverse third quarter impact of about $15 million in net sales pulled forward to the second quarter in anticipation of significant marketing and merchandising support at Back-to-School. Normalized operating income was $109.4 million compared with $108.2 million in the prior year. Despite a 300 basis point increase in advertising and promotion, normalized operating margin decreased only 40 basis points to 24.1 percent as a result of gross margin improvement and tight overhead management.

Home Solutions net sales were $417.0 million, a 1.4 percent decline compared to prior year. The Ignite Holdings, LLC acquisition was completed on September 4 and contributed net sales of $9.0 million in the third quarter. Core sales declined 3.2 percent, as strong Rubbermaid Food Storage growth was more than offset by the absence of the 2013 inventory pipeline fill related to Black Friday merchandising and declines on certain lower margin Rubbermaid product lines. Normalized operating income was $64.0 million compared to $67.1 million in the prior year. Normalized operating margin decreased 60 basis points to 15.3 percent of sales as a result of increased advertising on Goody®, Calphalon, and Rubbermaid Food Storage.

Tools net sales were $214.8 million, a 2.0 percent increase compared to prior year. Core sales increased 2.3 percent driven by good growth in Europe and double-digit growth in Latin America related to strong innovation and new distribution. Growth in Europe and Latin America was partially offset by a decline in North America related to the slower than expected consolidation of an Irwin® distribution center in the U.S. Normalized operating income was $23.5 million compared to $12.3 million in the prior year. Normalized operating margin was 10.9 percent of sales compared with 5.8 percent of sales in the prior year. The improvement in operating margin was primarily driven by favorable mix, positive pricing in Latin America and a reduction in advertising and promotion in North America during the Tools distribution center transition.

Commercial Products net sales were $218.0 million, an 11.1 percent increase compared to prior year. Core sales increased 11.3 percent driven by new innovations, pricing, and strong growth in Brazil and China. Operating income was $27.5 million compared to $23.5 million in the prior year. Operating margin was 12.6 percent of sales, compared with 12.0 percent of sales in the prior year. The increase in operating margin reflects the benefits of strong productivity, pricing and favorable channel mix.

Baby & Parenting net sales were $181.5 million, a 6.5 percent decline compared to prior year. Core sales declined 5.8 percent driven by planned product line exits in Western Europe, difficult market conditions in Eastern Europe and continued competition in Japan. Sales stabilized in North America. Normalized operating income was $10.6 million compared to $24.7 million in the prior year. Normalized operating income was 5.8 percent of sales compared with 12.7 percent of sales in the prior year. The decrease in normalized operating margin was largely due to a significant increase in advertising and promotion in North America, unfavorable mix due to continued weakness in Japan, and the adverse impact of foreign currency.

Expansion of Project Renewal

The company announced an expansion of Project Renewal designed to release costs in the areas of procurement, manufacturing and distribution, and through further overhead reduction. The company expects to deliver these incremental savings by significantly reducing the complexity in the business and simplifying the company’s approach to bringing products and programs to market.

The expansion of Project Renewal is expected to generate incremental annualized cost savings of approximately $200 million when fully implemented by the end of 2017. The company expects to incur costs of approximately $200 million over the same period.

By the end of 2017, the company expects Project Renewal to deliver from $470 to $525 million of cumulative annualized savings. Cumulative costs of the expanded Project Renewal are now expected to be $540 to $575 million pretax, with cash costs of $510 to $540 million. The company is on track to realize annualized cost savings from the first two phases of Project Renewal of approximately $270 to $325 million by the middle of 2015.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Nine Month Results

Net sales for the nine months ended September 30, 2014 were $4.20 billion, an increase of 1.4 percent compared with $4.14 billion in the prior year.

Core sales increased 2.9 percent for the nine months excluding the 170 basis point adverse impact from foreign currency and the 20 basis point contribution from the Ignite acquisition.

Gross margin was 38.8 percent. Normalized gross margin was 39.2 percent, an increase of 90 basis points versus prior year.

Normalized operating margin of 14.0 percent represented an increase of 20 basis points compared with 13.8 percent in the prior year, primarily driven by pricing, productivity and favorable mix, partially offset by adverse foreign currency and a significant increase in advertising. Reported operating margin improved by 60 basis points to 11.7 percent due to lower restructuring and restructuring-related costs.

Reported net income was $325.8 million as compared with $357.3 million in the prior year. Reported EPS was $1.16 per diluted share as compared with $1.22 per diluted share in the prior year.

Normalized earnings were $1.51 per diluted share compared with $1.36 per diluted share in the prior year, an increase of 11.0 percent.

Operating cash flow was $343.3 million during the first nine months of 2014 compared with $301.0 million in the prior year.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Strategic Changes
The company announced its decision to pursue the sale of its Endicia online postage and Calphalon retail outlet stores and kitchen electrics businesses. The divestiture of these businesses will create a faster growing, higher margin and more focused portfolio, enabling accelerated performance. The related results of operations of these businesses are reported as discontinued operations in the company’s statements of operations.

2014 Full Year Outlook

Newell Rubbermaid reaffirmed its full year 2014 guidance metrics:

»    Core sales growth range of 3 to 4 percent;

»    Normalized operating margin improvement of up to 40 basis points;

»    Normalized EPS of $1.94 to $2.00; and

»    Operating cash flow between $600 and $650 million.

The company now expects foreign exchange to have an adverse impact of about 180 basis points on 2014 net sales and approximately $0.17 per diluted share on normalized EPS. The foreign exchange adverse impact on reported EPS is expected to be approximately $0.29 per diluted share including the $0.12 charge included in reported EPS related to the adoption and continued use of the SICAD I rate for the company’s Venezuelan operations. Subsequent to the first quarter, the company began using the exchange rate determined by periodic auctions for U.S. dollars conducted under Venezuela’s SICAD I exchange mechanism (most recent auction 12.0 Bolivars per U.S. dollar).

The company also expects the newly announced businesses classified in discontinued operations to be one cent dilutive to normalized and reported EPS on the continuing business for the full year of 2014. Given the timing of the completion of the bubba brands acquisition, the company does not expect bubba to have a measurable impact on 2014 reported or normalized EPS.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The 2014 normalized EPS guidance range excludes between $100 and $120 million of Project Renewal restructuring and restructuring-related charges and other project costs. (A reconciliation of “expected reported” results to “normalized” results is included below.)

The company is on track to realize cumulative annualized cost savings of $270 to $325 million by the second quarter of 2015 related to the first two phases of Project Renewal. The majority of these savings is expected to be reinvested in the business to strengthen brand building and selling capabilities to accelerate growth.

Operating cash flow guidance assumes $100 to $120 million in restructuring and restructuring-related cash payments. Capital expenditures are projected at $150 to $175 million.

A reconciliation of the 2014 earnings outlook is as follows:

FY 2014
Diluted earnings per share	$1.33 to $1.39
Restructuring, restructuring-related and other project costs

Costs associated with harness buckle recall

Venezuela exchange rate impacts

Pension settlement charge

Acquisition and integration costs

Advisory costs

Resolution of income tax contingencies

Income from discontinued operations
0.29 to 0.37 0.03 0.13 0.10 to 0.14 0.01 0.01 (0.01) (0.01)

Normalized EPS	$1.94 to $2.00

2015 Full Year Outlook

Newell Rubbermaid reiterated its 2015 full year core sales growth and normalized EPS guidance metrics as well:

Core sales growth                 3.5% to 4.0%

Currency impact            (2.0%) to (2.5%)

Impact of acquisitions             2.0% to 2.5%

Net sales growth             3.5% to 4.0%

Normalized EPS                 $2.16 to $2.22

The company expects foreign exchange to have a negative impact of about $0.14 to $0.16 per diluted share on normalized EPS for 2015. The company also expects businesses reported as discontinued operations to be about $0.02 to $0.03 dilutive to normalized and reported EPS for the full year of 2015. The company expects the bubba brands acquisition to be about $0.01 to $0.02 cents accretive to normalized and reported EPS in 2015.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

A reconciliation of the 2015 earnings outlook is as follows:

FY 2015

Diluted earnings per share	$1.86 to $1.92
Restructuring, restructuring-related and other project costs	0.25 to 0.35

Normalized EPS	$2.16 to $2.22

Conference Call
The company’s third quarter 2014 earnings conference call will be held today, October 31, 2014, at 9:00 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. A replay of the webcast and a supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference in these two amounts being the impact on core sales related to foreign currency, and the difference between the change in as reported sales and the change in core sales related to foreign currency reported as the currency impact.  The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share and “normalized” tax rates, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, asset devaluations resulting from the adoption and continued use of the SICAD I Venezuelan Bolivar exchange rate and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company also uses core sales, normalized gross margin and normalized earnings per share as the three performance criteria in its management cash bonus plan.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2013 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Contigo®, Rubbermaid®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell                Nicole Quinlan
Vice President, Investor Relations        Senior Manager, Global Communications
(770) 418-7723                    (770) 418-7251

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, product recalls, expected benefits and financial results from recently completed acquisitions and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; product liability, product recalls or regulatory actions (including any fines or penalties resulting from governmental investigations into the circumstances related thereto); our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, and Exhibit 99.1 thereto. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended September 30,
			YOY
	2014	2013	% Change

Net sales	$1,484.5	$1,466.1	1.3%
Cost of products sold	907.8	913.6

GROSS MARGIN	576.7	552.5	4.4%
% of sales	38.8%	37.7%

Selling, general & administrative expenses	383.8	342.7	12.0%
% of sales	25.9%	23.4%

Restructuring costs	19.7	31.3
OPERATING INCOME	173.2	178.5	(3.0)%
% of sales	11.7%	12.2%

Nonoperating expenses:
Interest expense, net	14.3	15.7
Other expense, net	7.7	0.7
	22.0	16.4	34.1%

INCOME BEFORE INCOME TAXES	151.2	162.1	(6.7)%
% of sales	10.2%	11.1%

Income taxes	28.3	39.9	(29.1)%
Effective rate	18.7%	24.6%

NET INCOME FROM CONTINUING OPERATIONS	122.9	122.2	0.6%
% of sales	8.3%	8.3%

(Loss) income from discontinued operations, net of tax	(0.6)	71.1

NET INCOME	$122.3	$193.3	(36.7)%
	8.2%	13.2%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.45	$0.42
(Loss) income from discontinued operations	$—	$0.25
Net income	$0.45	$0.67

Diluted
Income from continuing operations	$0.44	$0.42
(Loss) income from discontinued operations	$—	$0.24
Net income	$0.44	$0.66

AVERAGE SHARES OUTSTANDING:
Basic	273.5	290.1
Diluted	276.4	292.9

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Nine Months Ended September 30,
			YOY
	2014	2013	% Change

Net sales	$4,201.0	$4,141.7	1.4%
Cost of products sold	2,571.7	2,558.5

GROSS MARGIN	1,629.3	1,583.2	2.9%
% of sales	38.8%	38.2%

Selling, general & administrative expenses	1,094.9	1,027.8	6.5%
% of sales	26.1%	24.8%

Restructuring costs	43.2	97.7
OPERATING INCOME	491.2	457.7	7.3%
% of sales	11.7%	11.1%

Nonoperating expenses:
Interest expense, net	43.7	45.3
Other expense, net	45.1	17.9
	88.8	63.2	40.5%

INCOME BEFORE INCOME TAXES	402.4	394.5	2.0%
% of sales	9.6%	9.5%

Income taxes	78.7	94.5	(16.7)%
Effective rate	19.6%	24.0%

NET INCOME FROM CONTINUING OPERATIONS	323.7	300.0	7.9%
% of sales	7.7%	7.2%

Income from discontinued operations, net of tax	2.1	57.3

NET INCOME	$325.8	$357.3	(8.8)%
	7.8%	8.6%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.17	$1.03
Income from discontinued operations	$0.01	$0.20
Net income	$1.18	$1.23

Diluted
Income from continuing operations	$1.16	$1.02
Income from discontinued operations	$0.01	$0.20
Net income	$1.16	$1.22

AVERAGE SHARES OUTSTANDING:
Basic	277.2	290.3
Diluted	279.9	293.4

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	September 30,	September 30,
Assets:	2014	2013

Cash and cash equivalents	$132.6	$197.4
Accounts receivable, net	1,158.3	1,056.9
Inventories, net	789.4	822.6
Deferred income taxes	144.8	152.9
Prepaid expenses and other	152.3	154.4

Total Current Assets	2,377.4	2,384.2

Property, plant and equipment, net	525.3	523.1
Goodwill	2,439.5	2,351.4
Other intangible assets, net	733.6	619.2
Other assets	273.4	275.0

Total Assets	$6,349.2	$6,152.9

Liabilities and Stockholders' Equity:

Accounts payable	$579.1	$575.1
Accrued compensation	136.9	145.3
Other accrued liabilities	704.6	692.3
Short-term debt	517.0	29.2
Current portion of long-term debt	251.1	0.9

Total Current Liabilities	2,188.7	1,442.8

Long-term debt	1,418.7	1,671.1
Other noncurrent liabilities	712.8	845.9

Stockholders' Equity - Parent	2,025.5	2,189.6
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	2,029.0	2,193.1

Total Liabilities and Stockholders' Equity	$6,349.2	$6,152.9

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Nine Months Ended September 30,
	2014	2013
Operating Activities:
Net income	$325.8	$357.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114.4	119.4
Net gain from sale of discontinued operations, including impairments	(0.4)	(86.1)
Non-cash restructuring costs	5.6	3.9
Deferred income taxes	(0.7)	76.3
Stock-based compensation expense	21.3	27.7
Other, net	63.1	27.3
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(40.9)	35.6
Inventories	(111.8)	(195.7)
Accounts payable	11.6	74.7
Accrued liabilities and other	(44.7)	(139.4)
Net cash provided by operating activities	$343.3	$301.0

Investing Activities:
Proceeds from sale of discontinued operations and noncurrent assets	$8.0	$180.9
Acquisitions and acquisition-related activity	(312.9)	—
Capital expenditures	(101.0)	(85.7)
Other	(2.5)	1.8
Net cash (used in) provided by investing activities	$(408.4)	$97.0

Financing Activities:
Net short-term borrowings	$343.1	$(180.9)
Repurchase and retirement of shares of common stock	(262.6)	(119.2)
Cash dividends	(136.1)	(132.1)
Excess tax benefits related to stock-based compensation	7.6	14.1
Other stock-based compensation activity, net	45.0	35.9
Net cash used in financing activities	$(3.0)	$(382.2)

Currency rate effect on cash and cash equivalents	$(25.6)	$(2.2)

(Decrease) increase in cash and cash equivalents	$(93.7)	$13.6
Cash and cash equivalents at beginning of period	226.3	183.8
Cash and cash equivalents at end of period	$132.6	$197.4

Newell Rubbermaid Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2014					2013
		Reconciliation (1,2)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$348.2	$76.1	$—	$76.1	21.9%	$328.5	$60.6	$—	$60.6	18.4%	$19.7	6.0%	$15.5	25.6%
Home Solutions	316.4	26.8	—	26.8	8.5%	332.0	34.7	—	34.7	10.5%	(15.6)	(4.7)%	(7.9)	(22.8)%
Tools	187.8	21.4	—	21.4	11.4%	188.6	18.7	—	18.7	9.9%	(0.8)	(0.4)%	2.7	14.4%
Commercial Products	182.6	13.8	—	13.8	7.6%	183.1	21.6	—	21.6	11.8%	(0.5)	(0.3)%	(7.8)	(36.1)%
Baby & Parenting	179.3	5.4	11.0	16.4	9.1%	189.6	23.9	—	23.9	12.6%	(10.3)	(5.4)%	(7.5)	(31.4)%
Restructuring Costs	—	(12.0)	12.0	—		—	(34.4)	34.4	—		—		—
Corporate	—	(26.8)	7.7	(19.1)		—	(29.3)	6.6	(22.7)		—		3.6	15.9%
Total	$1,214.3	$104.7	$30.7	$135.4	11.2%	$1,221.8	$95.8	$41.0	$136.8	11.2%	$(7.5)	(0.6)%	$(1.4)	(1.0)%

	2014					2013
		Reconciliation (1,2,3)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q2:
Writing	$489.3	$129.1	$4.0	$133.1	27.2%	$464.5	$121.4	$—	$121.4	26.1%	$24.8	5.3%	$11.7	9.6%
Home Solutions	383.4	48.7	—	48.7	12.7%	391.5	53.9	—	53.9	13.8%	(8.1)	(2.1)%	(5.2)	(9.6)%
Tools	222.3	29.9	—	29.9	13.5%	198.0	18.3	—	18.3	9.2%	24.3	12.3%	11.6	63.4%
Commercial Products	223.5	36.2	—	36.2	16.2%	203.6	21.9	—	21.9	10.8%	19.9	9.8%	14.3	65.3%
Baby & Parenting	183.7	12.2	0.4	12.6	6.9%	196.2	23.8	—	23.8	12.1%	(12.5)	(6.4)%	(11.2)	(47.1)%
Restructuring Costs	—	(11.5)	11.5	—		—	(32.0)	32.0	—		—		—
Corporate	—	(31.3)	10.5	(20.8)		—	(23.9)	2.1	(21.8)		—		1.0	4.6%
Total	$1,502.2	$213.3	$26.4	$239.7	16.0%	$1,453.8	$183.4	$34.1	$217.5	15.0%	$48.4	3.3%	$22.2	10.2%

	2014					2013
		Reconciliation (1,2,3,4)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q3:
Writing	$453.2	$108.3	$1.1	$109.4	24.1%	$442.2	$107.9	$0.3	$108.2	24.5%	$11.0	2.5%	$1.2	1.1%
Home Solutions	417.0	60.9	3.1	64.0	15.3%	422.8	67.1	—	67.1	15.9%	(5.8)	(1.4)%	(3.1)	(4.6)%
Tools	214.8	22.1	1.4	23.5	10.9%	210.6	12.3	—	12.3	5.8%	4.2	2.0%	11.2	91.1%
Commercial Products	218.0	27.5	—	27.5	12.6%	196.3	23.5	—	23.5	12.0%	21.7	11.1%	4.0	17.0%
Baby & Parenting	181.5	8.2	2.4	10.6	5.8%	194.2	23.9	0.8	24.7	12.7%	(12.7)	(6.5)%	(14.1)	(57.1)%
Restructuring Costs	—	(19.7)	19.7	—		—	(31.3)	31.3	—		—		—
Corporate	—	(34.1)	12.0	(22.1)		—	(24.9)	5.7	(19.2)		—		(2.9)	(15.1)%
Total	$1,484.5	$173.2	$39.7	$212.9	14.3%	$1,466.1	$178.5	$38.1	$216.6	14.8%	$18.4	1.3%	$(3.7)	(1.7)%

	2014					2013
		Reconciliation (1,2,3,4)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
YTD:
Writing	$1,290.7	$313.5	$5.1	$318.6	24.7%	$1,235.2	$289.9	$0.3	$290.2	23.5%	$55.5	4.5%	$28.4	9.8%
Home Solutions	1,116.8	136.4	3.1	139.5	12.5%	1,146.3	155.7	—	155.7	13.6%	(29.5)	(2.6)%	(16.2)	(10.4)%
Tools	624.9	73.4	1.4	74.8	12.0%	597.2	49.3	—	49.3	8.3%	27.7	4.6%	25.5	51.7%
Commercial Products	624.1	77.5	—	77.5	12.4%	583.0	67.0	—	67.0	11.5%	41.1	7.0%	10.5	15.7%
Baby & Parenting	544.5	25.8	13.8	39.6	7.3%	580.0	71.6	0.8	72.4	12.5%	(35.5)	(6.1)%	(32.8)	(45.3)%
Restructuring Costs	—	(43.2)	43.2	—		—	(97.7)	97.7	—		—		—
Corporate	—	(92.2)	30.2	(62.0)		—	(78.1)	14.4	(63.7)		—		1.7	2.7%
Total	$4,201.0	$491.2	$96.8	$588.0	14.0%	$4,141.7	$457.7	$113.2	$570.9	13.8%	$59.3	1.4%	$17.1	3.0%

(1) Excluded items consist of organizational change implementation, restructuring-related, and restructuring costs. Organizational change implementation and restructuring-related costs of $25.7 million and restructuring costs of $43.2 million incurred during 2014 relate to Project Renewal. Excluded items for 2014 also include $5.9 million of advisory costs for process transformation and optimization. For 2013, organizational change implementation and restructuring-related costs of $15.5 million and restructuring costs of $97.7 million relate to Project Renewal.

(2) Baby & Parenting normalized operating income for 2014 excludes charges of $13.8 million relating to the Graco product recall.

(3) Writing normalized operating income for 2014 excludes charges of $5.1 million associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

(4) Home Solutions normalized operating income for 2014 excludes $3.1 million of acquisition and integration charges associated with the acquisition of Ignite Holdings, LLC.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended September 30, 2014
	GAAP Measure		Restructuring and	Charge resulting from the	Inventory charge from the	Advisory costs for process	Acquisition		Non-GAAP Measure
		Product recall	restructuring-related	devaluation of the Venezuelan	devaluation of the Venezuelan	transformation and optimiz-	and integration	Discontinued operations		Percentage
	Reported	costs (1)	costs (2)	Bolivar (3)	Bolivar (4)	ation (5)	costs (6)	(7)	Normalized*	of Sales

Cost of products sold	$907.8	$(2.7)	$(1.4)	$—	$(1.1)	$—	$—	$—	$902.6	60.8%
Gross margin	$576.7	$2.7	$1.4	$—	$1.1	$—	$—	$—	$581.9	39.2%
Selling, general & administrative expenses	$383.8	$0.3	$(6.1)	$—	$—	$(5.9)	$(3.1)	$—	$369.0	24.9%
Operating income	$173.2	$2.4	$27.2	$—	$1.1	$5.9	$3.1	$—	$212.9	14.3%
Nonoperating expenses	$22.0	$—	$—	$(6.9)	$—	$—	$—	$—	$15.1
Income before income taxes	$151.2	$2.4	$27.2	$6.9	$1.1	$5.9	$3.1	$—	$197.8
Income taxes (8)	$28.3	$0.9	$6.7	$(0.3)	$(0.1)	$2.2	$0.9	$—	$38.6
Net income from continuing operations	$122.9	$1.5	$20.5	$7.2	$1.2	$3.7	$2.2	$—	$159.2
Net income	$122.3	$1.5	$20.5	$7.2	$1.2	$3.7	$2.2	$0.6	$159.2
Diluted earnings per share**	$0.44	$0.01	$0.07	$0.03	$—	$0.01	$0.01	$—	$0.58

	Three Months Ended September 30, 2013
	GAAP Measure	Restructuring and			Non-GAAP Measure
		restructuring-related	Discontinued	Non-recurring		Percentage
	Reported	costs (2)	operations (7)	tax items (9)	Normalized*	of Sales

Cost of products sold	$913.6	$(1.1)	$—	$—	$912.5	62.2%
Gross margin	$552.5	$1.1	$—	$—	$553.6	37.8%
Selling, general & administrative expenses	$342.7	$(5.7)	$—	$—	$337.0	23.0%
Operating income	$178.5	$38.1	$—	$—	$216.6	14.8%
Income before income taxes	$162.1	$38.1	$—	$—	$200.2
Income taxes (8)	$39.9	$5.7	$—	$3.1	$48.7
Net income from continuing operations	$122.2	$32.4	$—	$(3.1)	$151.5
Net income	$193.3	$32.4	$(71.1)	$(3.1)	$151.5
Diluted earnings per share**	$0.66	$0.11	$(0.24)	$(0.01)	$0.52
*Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the three months ended September 30, 2014, the Company recognized a $2.4 million charge associated with the Graco product recall.

(2) Restructuring and restructuring-related costs during the three months ended September 30, 2014 include $7.5 million of organizational change implementation and restructuring-related costs and $19.7 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related costs during the three months ended September 30, 2013 include $6.8 million of organizational change implementation and restructuring-related costs and $31.3 million of restructuring costs incurred in connection with Project Renewal.

(3) During the three months ended September 30, 2014, the Company recognized foreign exchange losses of $6.9 million resulting from changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(4) During the three months ended September 30, 2014, the Company recognized an increase of $1.1 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(5) During the three months ended September 30, 2014, the Company recognized $5.9 million of advisory costs for process transformation and optimization initiatives.

(6) During the three months ended September 30, 2014, the Company recognized $3.1 million of costs associated with the acquisition and integration of Ignite Holdings, LLC.

(7) During the three months ended September 30, 2014, the Company recognized net losses, including impairments, of $0.6 million in discontinued operations primarily related to Endicia and certain Culinary businesses. During the three months ended September 30, 2013, the Company recognized net income of $71.1 million in discontinued operations, primarily relating to the operations of the Hardware, Teach, Endicia and certain Culinary businesses and a gain on the sale of the Hardware business.

(8) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

(9) During the three months ended September 30, 2013, the Company recognized non-recurring income tax benefits of $3.1 million resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Nine Months Ended September 30, 2014
	GAAP Measure		Restructuring and	Charge resulting from the	Inventory charge from the	Advisory costs for process	Acquisition			Non-GAAP Measure
		Product recall	restructuring-related	devaluation of the Venezuelan	devaluation of the Venezuelan	transformation and optimiz-	and integration	Discontinued operations	Non-recurring		Percentage
	Reported	costs (1)	costs (2)	Bolivar (3)	Bolivar (4)	ation (5)	costs (6)	(7)	tax items (8)	Normalized*	of Sales

Cost of products sold	$2,571.7	$(11.3)	$(1.6)	$—	$(5.1)	$—	$—	$—	$—	$2,553.7	60.8%
Gross margin	$1,629.3	$11.3	$1.6	$—	$5.1	$—	$—	$—	$—	$1,647.3	39.2%
Selling, general & administrative expenses	$1,094.9	$(2.5)	$(24.1)	$—	$—	$(5.9)	$(3.1)	$—	$—	$1,059.3	25.2%
Operating income	$491.2	$13.8	$68.9	$—	$5.1	$5.9	$3.1	$—	$—	$588.0	14.0%
Nonoperating expenses	$88.8	$—	$—	$(45.6)	$—	$—	$—	$—	$—	$43.2
Income before income taxes	$402.4	$13.8	$68.9	$45.6	$5.1	$5.9	$3.1	$—	$—	$544.8
Income taxes (9)	$78.7	$5.1	$17.2	$13.6	$1.3	$2.2	$0.9	$—	$3.3	$122.3
Net income from continuing operations	$323.7	$8.7	$51.7	$32.0	$3.8	$3.7	$2.2	$—	$(3.3)	$422.5
Net income	$325.8	$8.7	$51.7	$32.0	$3.8	$3.7	$2.2	$(2.1)	$(3.3)	$422.5
Diluted earnings per share**	$1.16	$0.03	$0.18	$0.11	$0.01	$0.01	$0.01	$(0.01)	$(0.01)	$1.51

	Nine Months Ended September 30, 2013
	GAAP Measure	Restructuring and	Charge result- ing from the			Non-GAAP Measure
		restructuring-related	devaluation of the Venezuelan	Discontinued	Non-recurring		Percentage
	Reported	costs (2)	Bolivar (3)	operations (7)	tax items (8)	Normalized*	of Sales

Cost of products sold	$2,558.5	$(1.1)	$—	$—	$—	$2,557.4	61.7%
Gross margin	$1,583.2	$1.1	$—	$—	$—	$1,584.3	38.3%
Selling, general & administrative expenses	$1,027.8	$(14.4)	$—	$—	$—	$1,013.4	24.5%
Operating income	$457.7	$113.2	$—	$—	$—	$570.9	13.8%
Nonoperating expenses	$63.2	$—	$(11.1)	$—	$—	$52.1
Income before income taxes	$394.5	$113.2	$11.1	$—	$—	$518.8
Income taxes (9)	$94.5	$14.2	$4.1	$—	$7.9	$120.7
Net income from continuing operations	$300.0	$99.0	$7.0	$—	$(7.9)	$398.1
Net income	$357.3	$99.0	$7.0	$(57.3)	$(7.9)	$398.1
Diluted earnings per share**	$1.22	$0.34	$0.02	$(0.20)	$(0.03)	$1.36
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the nine months ended September 30, 2014, the Company recognized $13.8 million of charges associated with the Graco product recall.

(2) Restructuring and restructuring-related costs during the nine months ended September 30, 2014 include $25.7 million of organizational change implementation and restructuring-related costs and $43.2 million of restructuring costs incurred in connection with Project Renewal. Restructuring and restructuring-related costs during the nine months ended September 30, 2013 include $15.5 million of organizational change implementation and restructuring-related costs and $97.7 million of restructuring costs incurred in connection with Project Renewal.

(3) During the nine months ended September 30, 2014 and 2013, the Company recognized foreign exchange losses of $45.6 million and $11.1 million, respectively, resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(4) During the nine months ended September 30, 2014, the Company recognized an increase of $5.1 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(5) During the nine months ended September 30, 2014, the Company recognized $5.9 million of advisory costs for process transformation and optimization initiatives.

(6) During the nine months ended September 30, 2014, the Company recognized $3.1 million of costs associated with the acquisition and integration of Ignite Holdings, LLC.

(7) During the nine months ended September 30, 2014, the Company recognized net income, net of impairments, of $2.1 million in discontinued operations, which include the results of operations of Endicia and certain Culinary businesses. During the nine months ended September 30, 2013, the Company recognized net income of $57.3 million in discontinued operations, primarily relating to the operations, including impairments, of the Hardware, Teach, Endicia and certain Culinary businesses and a gain on the sale of the Hardware business.

(8) During the nine months ended September 30, 2014 and 2013, the Company recognized non-recurring income tax benefits of $3.3 million and $7.9 million, respectively, resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation.

(9) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.
Three Months Ended September 30, 2014
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)						Year-Over-Year Increase (Decrease)
			Increase			Increase	Less	Inc. (Dec.) Excl.	Currency	Excluding	Including	Currency		Core Sales
	2014	2013	(Decrease)	2014	2013	(Decrease)	Acquisitions	Acquisitions	Impact	Currency	Currency	Impact	Acquisitions	Growth (1)

Writing	$453.2	$442.2	$11.0	$481.6	$444.8	$36.8	$—	$36.8	$(25.8)	8.3%	2.5%	(5.8)%	—%	8.3%
Home Solutions	417.0	422.8	(5.8)	419.1	423.6	(4.5)	9.0	(13.5)	(1.3)	(1.1)%	(1.4)%	(0.3)%	2.1%	(3.2)%
Tools	214.8	210.6	4.2	218.3	213.4	4.9	—	4.9	(0.7)	2.3%	2.0%	(0.3)%	—%	2.3%
Commercial Products	218.0	196.3	21.7	219.0	196.7	22.3	—	22.3	(0.6)	11.3%	11.1%	(0.2)%	—%	11.3%
Baby & Parenting	181.5	194.2	(12.7)	183.3	194.5	(11.2)	—	(11.2)	(1.5)	(5.8)%	(6.5)%	(0.7)%	—%	(5.8)%

Total Company	$1,484.5	$1,466.1	$18.4	$1,521.3	$1,473.0	$48.3	$9.0	$39.3	$(29.9)	3.3%	1.3%	(2.0)%	0.6%	2.7%

Win Bigger Businesses Core Sales Growth (2)	$886.0	$849.1	$36.9	$918.9	$854.9	$64.0	$—	$64.0	$(27.1)	7.5%	4.3%	(3.2)%	—%	7.5%

By Geography

United States	$1,034.3	$1,015.3	$19.0	$1,034.3	$1,015.3	$19.0	$9.0	$10.0	$—	1.9%	1.9%	—%	0.9%	1.0%
Canada	79.0	84.8	(5.8)	82.6	85.7	(3.1)	—	(3.1)	(2.7)	(3.6)%	(6.8)%	(3.2)%	—%	(3.6)%
Total North America	1,113.3	1,100.1	13.2	1,116.9	1,101.0	15.9	9.0	6.9	(2.7)	1.4%	1.2%	(0.2)%	0.8%	0.6%

Europe, Middle East and Africa	156.1	162.5	(6.4)	157.8	162.5	(4.7)	—	(4.7)	(1.7)	(2.9)%	(3.9)%	(1.0)%	—%	(2.9)%
Latin America	116.0	104.3	11.7	144.2	108.2	36.0	—	36.0	(24.3)	33.3%	11.2%	(22.1)%	—%	33.3%
Asia Pacific	99.1	99.2	(0.1)	102.4	101.3	1.1	—	1.1	(1.2)	1.1%	(0.1)%	(1.2)%	—%	1.1%
Total International	371.2	366.0	5.2	404.4	372.0	32.4	—	32.4	(27.2)	8.7%	1.4%	(7.3)%	—%	8.7%

Total Company	$1,484.5	$1,466.1	$18.4	$1,521.3	$1,473.0	$48.3	$9.0	$39.3	$(29.9)	3.3%	1.3%	(2.0)%	0.6%	2.7%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency and acquisitions.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.

Newell Rubbermaid Inc.
Nine Months Ended September 30, 2014
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)						Year-Over-Year Increase (Decrease)
			Increase			Increase	Less	Inc. (Dec.) Excl.	Currency	Excluding	Including	Currency		Core Sales
	2014	2013	(Decrease)	2014	2013	(Decrease)	Acquisitions	Acquisitions	Impact	Currency	Currency	Impact	Acquisitions	Growth (1)

Writing	$1,290.7	$1,235.2	$55.5	$1,341.8	$1,236.5	$105.3	$—	$105.3	$(49.8)	8.5%	4.5%	(4.0)%	—%	8.5%
Home Solutions	1,116.8	1,146.3	(29.5)	1,123.5	1,146.1	(22.6)	9.0	(31.6)	(6.9)	(2.0)%	(2.6)%	(0.6)%	0.8%	(2.8)%
Tools	624.9	597.2	27.7	632.0	597.3	34.7	—	34.7	(7.0)	5.8%	4.6%	(1.2)%	—%	5.8%
Commercial Products	624.1	583.0	41.1	626.2	583.5	42.7	—	42.7	(1.6)	7.3%	7.0%	(0.3)%	—%	7.3%
Baby & Parenting	544.5	580.0	(35.5)	547.4	580.2	(32.8)	—	(32.8)	(2.7)	(5.7)%	(6.1)%	(0.4)%	—%	(5.7)%

Total Company	$4,201.0	$4,141.7	$59.3	$4,270.9	$4,143.6	$127.3	$9.0	$118.3	$(68.0)	3.1%	1.4%	(1.7)%	0.2%	2.9%

Win Bigger Businesses Core Sales Growth (2)	$2,539.7	$2,415.4	$124.3	$2,600.0	$2,417.3	$182.7	$—	$182.7	$(58.4)	7.6%	5.1%	(2.5)%	—	7.6%

By Geography

United States	$2,884.1	$2,810.7	$73.4	$2,884.1	$2,810.7	$73.4	$9.0	$64.4	$—	2.6%	2.6%	—%	0.3%	2.3%
Canada	208.9	230.0	(21.1)	220.8	229.5	(8.7)	—	(8.7)	(12.4)	(3.8)%	(9.2)%	(5.4)%	—%	(3.8)%
Total North America	3,093.0	3,040.7	52.3	3,104.9	3,040.2	64.7	9.0	55.7	(12.4)	2.1%	1.7%	(0.4)%	0.3%	1.8%

Europe, Middle East and Africa	508.3	510.7	(2.4)	501.0	516.0	(15.0)	—	(15.0)	12.6	(2.9)%	(0.5)%	2.4%	—%	(2.9)%
Latin America	310.8	281.7	29.1	366.0	280.4	85.6	—	85.6	(56.5)	30.5%	10.3%	(20.2)%	—%	30.5%
Asia Pacific	288.9	308.6	(19.7)	299.0	307.0	(8.0)	—	(8.0)	(11.7)	(2.6)%	(6.4)%	(3.8)%	—%	(2.6)%
Total International	1,108.0	1,101.0	7.0	1,166.0	1,103.4	62.6	—	62.6	(55.6)	5.7%	0.6%	(5.1)%	—%	5.7%

Total Company	$4,201.0	$4,141.7	$59.3	$4,270.9	$4,143.6	$127.3	$9.0	$118.3	$(68.0)	3.1%	1.4%	(1.7)%	0.2%	2.9%

(1)"Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency and acquisitions.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.

Newell Rubbermaid Inc.
Six Months Ended September 30, 2014
In Millions

Currency Analysis

By Segment

Three Months Ended June 30, 2014
	Net Sales, As Reported			Core Sales (1)						Year-Over-Year Increase (Decrease)
			Increase			Increase	Less	Inc. (Dec.) Excl.	Currency	Excluding	Including	Currency		Core Sales
	2014	2013	(Decrease)	2014	2013	(Decrease)	Acquisitions	Acquisitions	Impact	Currency	Currency	Impact	Acquisitions	Growth (1)

Writing	$489.3	$464.5	$24.8	$508.8	$466.2	$42.6	$—	$42.6	$(17.8)	9.1%	5.3%	(3.8)%	—%	9.1%
Home Solutions	383.4	391.5	(8.1)	386.1	391.2	(5.1)	—	(5.1)	(3.0)	(1.3)%	(2.1)%	(0.8)%	—%	(1.3)%
Tools	222.3	198.0	24.3	223.5	198.0	25.5	—	25.5	(1.2)	12.9%	12.3%	(0.6)%	—%	12.9%
Commercial Products	223.5	203.6	19.9	224.1	204.0	20.1	—	20.1	(0.2)	9.9%	9.8%	(0.1)%	—%	9.9%
Baby & Parenting	183.7	196.2	(12.5)	184.2	197.5	(13.3)	—	(13.3)	0.8	(6.7)%	(6.4)%	0.3%	—%	(6.7)%

Total Company	$1,502.2	$1,453.8	$48.4	$1,526.7	$1,456.9	$69.8	$—	$69.8	$(21.4)	4.8%	3.3%	(1.5)%	—%	4.8%

Win Bigger Businesses Core Sales Growth (2)	$935.1	$866.1	$69.0	$956.4	$868.2	$88.2	$—	$88.2	$(19.2)	10.2%	8.0%	(2.2)%	—%	10.2%

Total Company Three Months Ended September 30, 2014	1,484.5	1,466.1	18.4	1,521.3	1,473.0	48.3	9.0	39.3	(29.9)	3.3%	1.3%	(2.0)%	0.6%	2.7%
Total Company Six Months Ended September 30, 2014	$2,986.7	$2,919.9	$66.8	$3,048.0	$2,929.9	$118.1	$9.0	$109.1	$(51.3)	4.0%	2.3%	(1.7)%	0.3%	3.7%

Win Bigger Three Months Ended September 30, 2014 (2)	886.0	849.1	36.9	918.9	854.9	64.0	—	64.0	(27.1)	7.5%	4.3%	(3.2)%	—%	7.5%
Win Bigger Six Months Ended September 30, 2014 (2)	$1,821.1	$1,715.2	$105.9	$1,875.3	$1,723.1	$152.2	$—	$152.2	$(46.3)	8.8%	6.2%	(2.6)%	—%	8.8%

(1)"Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2013, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency and acquisitions.

(2) Win Bigger businesses include Writing, Tools, and Commercial Products segments.